EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including amendments thereto) with regard to the common stock of Strong Technical Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of February 7, 2006.

PINNACLE CHINA FUND, L.P.
By:	Pinnacle China Advisers, L.P., its general partner

By:	Pinnacle China Management, LLC, its general partner

By:	Kitt China Management, LLC, its manager

By:	/s/ Barry M. Kitt
Barry M. Kitt, its sole member

/s/ Barry M. Kitt
Barry M. Kitt